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                                                                    EXHIBIT 5.10


                                     AMENDMENT TO

                           INVESTMENT  ADVISORY  AGREEMENT

                                         FOR

                               THE OAKMARK SELECT FUND



     HARRIS ASSOCIATES INVESTMENT TRUST, a Massachusetts business trust registered under the Investment Company Act of 1940 (the "1940 Act") as an open-end diversified management investment company (the "Trust"), and HARRIS ASSOCIATES L.P., a Delaware limited partnership registered under the Investment Advisers Act of 1940 as an investment adviser (the "Adviser"), agree that paragraph 6 of the investment advisory agreement between the parties for THE OAKMARK SELECT FUND (the "Fund") dated October 22, 1996 is amended as of the date of this amendment to read as follows:

          6. COMPENSATION OF ADVISER. For the services to be rendered and the charges and expenses to be assumed and to be paid by the Adviser hereunder, the Trust shall pay out of Fund assets to the Adviser a monthly fee, based on the Fund's net assets as of the last business day of the preceding month, at the annual rate of 1.00% on the first $1 billion of net assets, .95% on the next $500 million of net assets, .90% on the next $500 million of net assets, .85% on net assets in excess of $500 million, .80% on net assets in excess of $2.5 billion, and .75% on the net assets in excess of $5 billion. The fee for a month shall be paid as soon as practicable after the last day of that month. The fee payable hereunder shall be reduced proportionately during any month in which this agreement is not in effect for the entire month.


Dated:    September 17, 1998



                                        HARRIS ASSOCIATES INVESTMENT TRUST


                                        By:  /s/  Victor A. Morgenstern



                                        HARRIS ASSOCIATES L.P.
                                          by Harris Associates, Inc.
                                            its General Partner


                                        By: /s/  Robert Levy